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                                                                    Exhibit 99.1


NEWS RELEASE

New York Mortgage Trust Declares Third Quarter 2004 Common Stock Dividend

NEW YORK, Sep 16, 2004 /PRNewswire-FirstCall via COMTEX/ -- New York Mortgage Trust, Inc. (NYSE: NTR) announced today that its Board of Directors has declared a cash dividend of $0.16 per share on its common shares of beneficial interest for the quarter ended September 30, 2004. The dividend is payable on October 26, 2004, to shareholders of record as of October 6, 2004.

The third quarter dividend represents the distribution of the estimated net income of NYMT, exclusive of any net income earned by its taxable REIT subsidiary, The New York Mortgage Company, LLC ("NYMC"), for the third quarter of 2004.

The Company consummated its initial public offering ("IPO") on June 29, 2004. Proceeds from the IPO were used to purchase NYMC and to acquire and invest in an initial portfolio of investment-grade, adjustable-rate, residential mortgage-backed securities. During the first two months of the third quarter of 2004, the Company reached its targeted leverage of approximately ten times equity and its targeted portfolio investment size of approximately $1.2 billion. Accordingly, the Company's $0.16 third quarter dividend is reflective of its being only partially invested during the quarter.

Steven Schnall, Chairman and Co-CEO, commented, "The acquisition of our initial portfolio of approximately $1.2 billion of mortgage-backed securities during the third quarter successfully completes the first phase of our business plan and establishes an ongoing earnings stream. September 2004 was the first month in which NYMT was fully invested -- with a projected net income for the month of approximately $1.55 million. This $1.55 million in net income is indicative of our expected current monthly run-rate on our initial portfolio of mortgage-backed securities, exclusive of earnings from NYMC. Going forward, as we replace these acquired securities with self- originated and securitized loans and utilize slightly higher leverage, we expect to realize additional incremental yield on our investment portfolio and thus further growth in distributable net income." Based upon the company's estimated $1.55 million current monthly net income on its initial portfolio and its approximately 17.8 million shares outstanding, management expects future dividends to be appreciably higher than its third quarter $0.16 dividend.

Ray Redlingshafer, President and Chief Investment Officer, further commented, "Our estimated current monthly net income projection of approximately $1.55 million includes the costs of interest rate hedges to mitigate the effects of rising interest rates. Currently, our portfolio has a net weighted duration gap (the difference between the weighted average duration of assets and liabilities inclusive of hedges) of less than six months -- a level we believe is prudent in today's interest rate environment."

About New York Mortgage Trust

New York Mortgage Trust, Inc. (NYMT) is a real estate investment trust (REIT) focused on owning and managing a leveraged portfolio of residential mortgage securities and a mortgage


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origination business. The mortgage securities portfolio is comprised largely of securities backed by prime adjustable-rate and hybrid mortgage loans, many of which over time will be originated by NYMT's wholly owned mortgage origination taxable REIT subsidiary. The ability to build a portion of its loan portfolio from loans internally originated is a cornerstone of NYMT's strategy.

This news release contains forward-looking statements that predict or describe future events or trends. The matters described in these forward- looking statements are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond the Company's control. The Company faces many risks that could cause its actual performance to differ materially from the results predicted by its forward-looking statements, including, without limitation, the possibilities that a rise in interest rates may cause a decline in the market value of the Company's assets, a decrease in the demand for mortgage loans may have a negative effect on the Company's volume of closed loan originations, prepayment rates may change, borrowings to finance the purchase of assets may not be available on favorable terms, the Company may not be able to maintain its qualification as a REIT for federal tax purposes, the Company may experience the risks associated with investing in real estate, including changes in business conditions and the general economy, and the Company's hedging strategies may not be effective. The reports that the Company files with the Securities and Exchange Commission contain a fuller description of these and many other risks to which the Company is subject. Because of those risks, the Company's actual results, performance or achievements may differ materially from the results, performance or achievements contemplated by its forward-looking statements. The information set forth in this news release represents management's current expectations and intentions. The Company assumes no responsibility to issue updates to the forward-looking matters discussed in this news release.

SOURCE New York Mortgage Trust, Inc.

Michael I. Wirth, Chief Financial Officer of New York Mortgage Trust, Inc., +1-212-634-2342, mwirth@nymtrust.com; or Joe Calabrese (General),
+1-212-445-8434, or Julie Tu (Analysts), +1-212-445-8456, both of Financial
Relations Board, for New York Mortgage Trust, Inc. (NTR)